EXHIBIT 3.1

FIRST ARTICLES OF AMENDMENT AND RESTATEMENT
OF
GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
FIRST:  Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.
SECOND:  The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:
ARTICLE I
NAME
The name of the corporation is Griffin Capital Essential Asset REIT II, Inc. (the “Corporation”).
ARTICLE II
PURPOSE
The Corporation is formed for the purpose of carrying on any lawful business or activity, which may include qualifying as a real estate investment trust under Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended (the “Code”).
ARTICLE III
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
The name and address of the resident agent for service of process of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The address of the Corporation's principal office in the State of Maryland is 351 West Camden Street, Baltimore, Maryland 21201. The Corporation may have such other offices and places of business within or outside the State of Maryland as the board may from time to time determine.
ARTICLE IV
DEFINITIONS
As used herein, the following terms shall have the following meanings unless the context otherwise requires:
Acquisition Expenses.  Expenses related to the Corporation’s sourcing, selection, evaluation and acquisition of, and investment in, properties, whether or not acquired or made, including but not limited to legal fees and expenses, travel and communications expenses, costs of financial analysis, appraisals and surveys, nonrefundable option payments on property not acquired, accounting fees and expenses, computer use-related expenses, architectural and engineering reports, environmental reports, title insurance and escrow fees.
Acquisition Fees.  The total of any and all fees and commissions paid by any Person to any Person in connection with making or investing in mortgage loans or the purchase, development or construction of property by the Corporation. Included in the computation of such fees or commissions shall be any real estate commissions, selection fees, Development Fees, Construction Fees, nonrecurring management fees, loan fees or points or any fee of a similar nature, however designated.  Excluded shall be Development Fees and

Construction Fees paid to any Person not affiliated with the Sponsor or Advisor in connection with the actual development and construction of any property.
Advisor.  The Person responsible for directing or performing the day-to-day business affairs of the Corporation, including a Person to which an Advisor subcontracts substantially all such functions.
Advisory Agreement.  The agreement, as it may be amended or restated from time to time, between the Corporation and the Advisor pursuant to which the Advisor will direct or perform the day-to-day business affairs of the Corporation.
Affiliate.  An Affiliate of another Person includes any of the following:
(a)    any Person directly or indirectly owning, controlling or holding, with power to vote, 10% or more of the outstanding voting securities of such other Person;
(b)    any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person;
(c)    any Person directly or indirectly controlling, controlled by or under common control with such other Person;
(d)    any executive officer, director, trustee or general partner of such other Person; and
(e)    any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
Aggregate Stock Ownership Limit.  9.8% in value of the aggregate of the outstanding Shares.  The value of the outstanding Shares shall be determined by the board of directors in good faith, which determination shall be conclusive for all purposes hereof.
Average Invested Assets.  For a specified period, the average of the aggregate book value of the assets of the Corporation invested, directly or indirectly in equity interests in and loans secured by real estate, before reserves for depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.
Beneficial Ownership.  Ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Owningˮ and “Beneficially Owned” shall have the correlative meanings.
Business Day.  Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
Charitable Beneficiary.  One or more beneficiaries of the Trust as determined pursuant to Section 6.2.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Class A Common Stock. The term shall have the meaning as provided in Section 5.1 herein.

Class C Common Stock. The term shall have the meaning as provided in Section 5.1 herein.
Code.  The term shall have the meaning as provided in Article II herein.
Common Stock.  The term shall have the meaning as provided in Section 5.1 herein.
Common Stock Ownership Limit.  9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation.  The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the board of directors in good faith, which determination shall be conclusive for all purposes hereof.
Common Stockholders.  The holders of record of Common Stock.
Competitive Real Estate Commission.  A real estate or brokerage commission paid (or, if no commission is paid, the amount that customarily would be paid) for the purchase or sale of a property that is reasonable, customary and competitive in light of the size, type and location of the property.
Construction Fee.  A fee or other remuneration for acting as general contractor and/or construction manager to construct, supervise and coordinate leasehold or other improvements or projects or to provide major repairs or rehabilitation on a property.
Constructive Ownership.  Ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owning” and “Constructively Owned” shall have the correlative meanings.
Contract Purchase Price.  The amount actually paid or allocated in respect of the purchase, development, construction or improvement of an asset or property exclusive of Acquisition Fees and Acquisition Expenses.
Corporation.  The term shall have the meaning as provided in Article I herein.
Development Fee.  A fee for the packaging of the Corporationʼs property, including the negotiation and approval of plans and any assistance in obtaining zoning and necessary variances and financing for a specific property, either initially or at a later date.
Director. A member of the board of directors that manages the Corporation.
Equity Securities.  Equity securities that are “publicly traded” as that term is used in Rule 10b-17 under the Securities Exchange Act of 1934.  Equity Securities shall not include any investment security represented by an interest in, or secured by, one or more pools of mortgage loans.
Excepted Holder.  A Stockholder of the Corporation for whom an Excepted Holder Limit is created by this charter or by the board of directors pursuant to Section 6.1.7.
Excepted Holder Limit.  The percentage limit established by the board of directors pursuant to Section 6.1.7 provided that the affected Excepted Holder agrees to comply with the requirements established by the board of directors pursuant to Section 6.1.7, and subject to adjustment pursuant to Section 6.1.8.

Independent Directors.  The Directors of the Corporation who are not associated and have not been associated within the last two years, directly or indirectly, with the Sponsor or Advisor of the Corporation.
(a)    A Director shall be deemed to be associated with the Sponsor or Advisor if he or she:

(i)	owns an interest in the Sponsor, Advisor or any of their Affiliates;

(ii)	is employed by the Sponsor, Advisor or any of their Affiliates;

(iii)	is an officer or director of the Sponsor, Advisor or any of their Affiliates;

(iv)	performs services, other than as a Director, for the Corporation;

(v)	is a director or trustee for more than three REITs organized by the Sponsor or Advisor or advised by the Advisor; or

(vi)	has any material business or professional relationship with the Sponsor, Advisor or any of their Affiliates.
(b)    For purposes of determining whether or not a business or professional relationship is material pursuant to (a)(vi) above, the annual gross revenue derived by the Director from the Sponsor, Advisor and their Affiliates shall be deemed material per se if it exceeds 5% of the Director’s:

(i)	annual gross revenue, derived from all sources, during either of the last two years; or

(ii)	net worth, on a fair market value basis.
(c)    An indirect relationship shall include circumstances in which a Directorʼs spouse, parent, child, sibling, mother- or father-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with the Sponsor, Advisor any of their Affiliates or the Corporation.
Independent Expert.  A Person (selected by the Independent Directors) with no material current or prior business or personal relationship with the Advisor or a Director who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation.
Initial Investment.  An investment of $200,000 by the Advisor or an Affiliate thereof to acquire an equity interest in the Corporation or an Affiliate of the Corporation through which the Corporation intends to conduct substantially all of its operations.
Initial Public Offering.  The initial public offering and sale of Common Stock of the Corporation pursuant to the Corporation’s first effective registration statement covering such Common Stock filed under the Securities Act of 1933.
Joint Venture.  Joint venture or general partnership arrangements in which the Corporation or its subsidiaries is a co-venturer or general partner which are established to acquire properties or other real estate investments.

Leverage.  The aggregate amount of indebtedness of the Corporation for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured.
Listed.  Approved for trading on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934.  The term “Listingˮ shall have the correlative meaning.
Market Price.  With respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date.  The “Closing Priceˮ on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or, if NASDAQ is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the board of directors or, in the event that no trading price is available for such Shares, the fair market value of the Shares, as determined in good faith by the board of directors.
MGCL.  The Maryland General Corporation Law, as amended from time to time.
NASAA REIT Guidelines.  The Statement of Policy Regarding Real Estate Investment Trusts as revised and adopted by the North American Securities Administrators Association membership on May 7, 2007, as may be amended from time to time.
Net Assets.  The total assets of the Corporation (other than intangibles) at cost, before deducting depreciation or other non-cash reserves, less total liabilities, calculated quarterly by the Corporation on a basis consistently applied.
Net Income.  For any period, total revenues applicable to such period, less expenses applicable to such period other than additions to reserves for depreciation, amortization, bad debt, or other non-cash reserves. If the Advisor receives an incentive fee, Net Income, for purposes of calculating Total Operating Expenses in Section 8.8, shall exclude the gain from the sale of the Corporationʼs assets.
Organization and Offering Expenses.  Any and all costs and expenses incurred by the Corporation, the Advisor or any Affiliate of either in connection with and in preparing the Corporation for registration of and subsequently offering and distributing its Shares to the public, which may include but are not limited to total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), legal, accounting and escrow fees, expenses for printing, engraving, amending, supplementing and mailing, distribution costs, compensation to employees while engaged in registering, marketing, selling and wholesaling the Shares, telegraph and telephone costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under Federal and state laws, including accountants’ and attorneys’ fees and other accountable offering expenses. Organization and Offering Expenses may include, but are not limited to: (a) amounts to reimburse the Advisor for all marketing related costs and expenses such as compensation to and direct expenses of the Advisor’s employees or employees of the Advisor’s Affiliates in connection with registering and marketing the Shares; (b) travel and entertainment expenses related to the offering and marketing of the Shares; (c) facilities and technology costs and other costs and expenses associated with the offering and to facilitate the marketing of the Shares including web site design and management; (d) costs and expenses of conducting training and educational conferences and seminars; (e) costs and expenses of attending broker-dealer sponsored retail seminars or conferences; and (f) payment or reimbursement of bona fide due diligence expenses.
Person.  An individual, corporation, association, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, private foundation within the meaning of Section 509(a) of the Code, joint stock company, partnership, limited liability company or other legal entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, and a group to which an Excepted Holder Limit (as defined in Article VI) applies.
Preferred Stock.  The term shall have the meaning as provided in Section 5.1 herein.
Prohibited Owner.  With respect to any purported Transfer, any Person who but for the provisions of Section 6.1.1 would Beneficially Own or Constructively Own Shares and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.
Prospectus.  The term shall have the meaning as defined in Section 2(10) of the Securities Act of 1933, including a preliminary prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act of 1933 or, in the case of an intrastate offering, any document by whatever name known utilized for the purpose of offering and selling securities to the public.
REIT.  A corporation, trust or association which is engaged in investing in equity interests in real estate (including fee ownership and leasehold interests and interests in partnerships and Joint Ventures holding real estate) or in loans secured by mortgages on real estate or both and that qualifies as a real estate investment trust under Sections 856 through 860 of the Code.
Restriction Termination Date.  The first day on which the Corporation determines pursuant to Section 7.7 that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.
Roll-Up Entity.  A partnership, REIT, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.
Roll-Up Transaction.   A transaction involving the acquisition, merger, conversion or consolidation, either directly or indirectly, of the Corporation and the issuance of securities of a Roll-Up Entity to the Stockholders.

Such term does not include:
(a)    a transaction involving securities of the Corporation that have been Listed for at least 12 months; or
(b)    a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i)	the voting rights of Common Stockholders;

(ii)	the term of existence of the Corporation;

(iii)	Sponsor or Advisor compensation; or

(iv)	the Corporationʼs investment objectives.
SDAT.  The State Department of Assessments and Taxation of Maryland.
Shares.  All classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
Sponsor.  Any Person directly or indirectly instrumental in organizing, wholly or in part, the Corporation or any Person who will control, manage or participate in the management of the Corporation, and any Affiliate of such Person.  Not included is any Person whose only relationship with the Corporation is as that of an independent property manager of the Corporationʼs assets and whose only compensation is as such. Sponsor does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.  A Person may also be deemed a Sponsor of the Corporation by:
(a)    taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Corporation, either alone or in conjunction with one or more other Persons;
(b)    receiving a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or property, or both services and property;
(c)    having a substantial number of relationships and contacts with the Corporation;
(d)    possessing significant rights to control the Corporationʼs properties;
(e)    receiving fees for providing services to the Corporation which are paid on a basis that is not customary in the industry; or
(f)    providing goods or services to the Corporation on a basis which was not negotiated at arms length with the Corporation.
Stockholders. The registered holders of the Corporation’s Shares.
Stockholder List.  The term shall have the meaning as provided in Section 11.6 herein.

Total Operating Expenses.  All expenses paid or incurred by the Corporation, as determined under generally accepted accounting principles, that are in any way related to the operation of the Corporation or to Corporation business, including advisory fees, but excluding: (a) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) incentive fees paid in compliance with Section 8.6, notwithstanding the next succeeding clause (f); and (f) Acquisition Fees, Acquisition Expenses, real estate commissions on the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).
Transfer.  Any issuance, sale, transfer, gift, assignment, devise or other disposition as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive distributions on Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned, and whether by operation of law or otherwise.  The terms “Transferringˮ and “Transferredˮ shall have the correlative meanings.
Trust.  Any trust provided for in Section 6.2.1.
Trustee.  The Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.
Unimproved Real Property.  The real property of the Corporation that has the following three characteristics:
(a)    such property was not acquired for the purpose of producing rental or other operating income;
(b)    there is no development or construction in progress on such land; and
(c)    no development or construction on such land is planned in good faith to commence on such land within one year.
ARTICLE V
STOCK
Section 5.1. Authorized Shares.  The Corporation has authority to issue 900,000,000 Shares, of which (i) 700,000,000 Shares shall be designated common stock, $0.001 par value per share (“Common Stock”), of which 350,000,000 Shares shall be designated as Class A Common Stock (the “Class A Common Stock”) and 350,000,000 Shares shall be designated as Class C Common Stock (the “Class C Common Stock”), and (ii) 200,000,000 Shares shall be designated as preferred stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized Shares having par value is $900,000.  The board of directors, without any action by the Stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has the authority to issue. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, as the case may be, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this Section 5.1.
Section 5.2.  Common Stock.  Subject to the provisions of Article VI, each share of Common Stock shall entitle the holder thereof to one vote.  The Common Stock shall be subject to the express terms of any series of Preferred Stock. Shares of a particular class of Common Stock shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, preemptive, conversion or exchange rights. The board of directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of Shares.
Section 5.3.  Preferred Stock.  The board of directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares, or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock, by fixing or altering, in one or more respects, from time to time before issuing the shares, the terms, rights, restrictions and qualifications of the shares of any such series of Preferred Stock. The board of directors is granted the authority to authorize from time to time the issuance of one or more series of Preferred Stock. Prior to the issuance of each such class or series, the board of directors, by resolution, shall fix the number of shares to be included in each series, and the designation, preferences, terms, rights, restrictions, limitations, qualifications and terms and conditions of redemption of the shares of each class or series, if any. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:
(a)            The designation of the series, which may be by distinguishing number, letter or title.

(b)           The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.

(c)          The redemption rights, including conditions and the price or prices, if any, for shares of the series.

(d)          The terms and amounts of any sinking fund for the purchase or redemption of shares of the series.

(e)           The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and the relative rights of priority, if any, of payment of shares of the series.

(f)          Whether the shares of the series shall be convertible into shares of any other class or series or any other security of the Corporation or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(g)         Restrictions on the issuance of shares of the same series or of any other class or series.

(h)        The voting rights of the holders of shares of the series subject to the limitations contained in this Section 5.3.

 (i)           Any other relative rights, preferences and limitations on that series, subject to the express provisions of any other series of Preferred Stock then outstanding.
Section 5.4.  Classified or Reclassified Shares.  Prior to the issuance of classified or reclassified shares of any class or series, the board of directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of Shares of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the SDAT.  Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the board of directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.
Section 5.5.  Charter and Bylaws.  All Persons who shall acquire Shares in the Corporation shall acquire the same subject to the provisions of the charter and the bylaws.
Section 5.6.  No Preemptive Rights.  No holder of Shares of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the board of directors may, in authorizing the issuance of Shares of any class, confer any preemptive right that the board of directors may deem advisable in connection with such issuance.
Section 5.7.  Issuance of Shares Without Certificates.  The board of directors may authorize the issuance of Shares without certificates.  The Corporation shall continue to treat the holder of uncertificated Shares registered on its stock ledger as the owner of the shares noted therein until the new owner delivers a properly executed form provided by the Corporation for that purpose.
Section 5.8.  Suitability and Minimum Investment of Stockholders.  Until the Common Stock is Listed, the following provisions shall apply:
(a)    To purchase Common Stock, the purchaser must represent to the Corporation that the purchaser meets the following suitability standards (or higher suitability standards of the state with jurisdiction over the sale if applicable):

(i)
that such purchaser (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the grantor or donor who directly or indirectly supplies the funds to purchase the shares if the grantor or donor is the fiduciary) has a minimum annual gross income of $70,000 and a net worth (excluding home, home furnishings and automobiles) of not less than $70,000; or

(ii)
that such purchaser (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the grantor or donor who directly or indirectly supplies the funds to purchase the shares if the grantor or donor is the fiduciary) has a net worth (excluding home, home furnishings and automobiles) of not less than $250,000.

(b)    The Sponsor and each Person selling shares on behalf of the Sponsor or the Corporation shall make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each Common Stockholder. In making this determination, the Sponsor or each Person selling shares on behalf of the Sponsor or the Corporation shall ascertain that the prospective Common Stockholder: (i) meets the minimum income and net worth standards set forth in Section 5.8(a); (ii) can reasonably benefit from the Corporation based on the prospective stockholderʼs overall investment objectives and portfolio structure; (iii) is able to bear the economic risk of the investment based on the prospective stockholderʼs overall financial situation; and (iv) has apparent understanding of (1) the fundamental risks of the investment; (2) the risk that the stockholder may lose the entire investment; (3) the lack of liquidity of the shares; (4) the restrictions on transferability of the shares; (5) the background and qualifications of the Sponsor or the Advisor; and (6) the tax consequences of the investment.  The Sponsor or each Person selling shares on behalf of the Sponsor or the Corporation shall make this determination on the basis of information it has obtained from a prospective stockholder, including information indirectly obtained from a prospective stockholder through such stockholder’s investment adviser, financial advisor or fiduciary.  Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective stockholder, as well as any other pertinent factors.  The Sponsor or each Person selling shares on behalf of the Sponsor or the Corporation shall maintain for at least six years records of the information used to determine that an investment in shares is suitable and appropriate for a Common Stockholder.
(c)    Each issuance or transfer of shares of Common Stock shall comply with the requirements regarding minimum initial and subsequent cash investment amounts set forth in the Prospectus as of the date of such issuance or transfer or any lower applicable state requirements with respect to minimum initial and subsequent cash investment amounts in effect as of the date of the issuance or transfer.
Section 5.9.  Distribution Reinvestment Plans.  The board of directors may establish, from time to time, a distribution reinvestment plan or plans.  Under any distribution reinvestment plan, (a) all material information regarding distributions to the Common Stockholders and the effect of reinvesting such distributions, including the tax consequences thereof, shall be provided to the Common Stockholders not less often than annually, and (b) each Common Stockholder participating in such plan shall have a reasonable opportunity to withdraw from the plan not less often than annually after receipt of the information required in clause (a) above.
Section 5.10.  Distributions.  Only the board of directors may authorize payments to Stockholders in connection with their Stock.  The decision to authorize a distribution, like all other board decisions, shall be made in good faith, in a manner reasonably believed to be in the best interest of the Corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances.  Until the board of directors determines that it is no longer in the best interest of the Corporation to qualify as a REIT, the board of directors are to authorize dividends to the extent necessary to preserve the status of the Corporation as a REIT. The exercise of the powers and rights of the board of directors pursuant to this section shall be subject to the provisions of any class or series of Shares at the time outstanding.

Distributions in kind shall not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of the charter or distributions that meet all of the following conditions: (a) the board of directors advises each Common Stockholder of the risks associated with direct ownership of the property; (b) the board of directors offers each Common Stockholder the election of receiving such in-kind distributions; and (c) in-kind distributions are made only to those Common Stockholders who accept such offer.
ARTICLE VI
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
Section 6.1.  Stock.
Section 6.1.1.  Ownership Limitations.  Prior to the Restriction Termination Date:
(a)    Basic Restrictions.

(i)
(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit, and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)
No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Corporation (1) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (2) otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation actually owning or Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); provided, however, that Section 6.1.1(a)(ii)(1) shall not apply to the Corporation’s first taxable year for which a REIT election is made.

(iii)
Notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Shares being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares; provided, however, that (1) this Section 6.1.1(a)(iii) shall not apply to a Transfer of Shares occurring in the Corporation’s first taxable year for which a REIT election is made and (2) the board of directors may waive this Section 6.1.1(a)(iii) if, in the opinion of the board of directors, such Transfer would not adversely affect the Corporation’s ability to qualify as a REIT.
(b)    Transfer in Trust.  If any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) occurs that, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 6.1.1(a)(i) or Section 6.1.1(a)(ii),

(i)
then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.1.1(a)(i) or Section 6.1.1(a)(ii) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.2, effective as of the close of business on the Business Day prior to the date of such Transfer and such Person shall acquire no rights in such shares; provided, however,

(ii)
if the Transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.1.1(a)(i) or Section 6.1.1(a)(ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 6.1.1(a)(i) or Section 6.1.1(a)(ii) shall be void ab initio and the intended transferee shall acquire no rights in such Shares.

Section 6.1.2.  Remedies for Breach.  If the board of directors shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.1.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 6.1.1(a) (whether or not such violation is intended), the board of directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 6.1.1(a) shall automatically result in the Transfer to the Trust described above and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the board of directors.
Section 6.1.3.  Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 6.1.1(a) or any Person who would have owned Shares that resulted in a Transfer to the Trust pursuant to the provisions of Section 6.1.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporationʼs status as a REIT.

Section 6.1.4.  Owners Required to Provide Information.  Prior to the Restriction Termination Date:
(a)    every owner of 5% or more (or such higher percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares and other Shares Beneficially Owned and a description of the manner in which such shares are held.  Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporationʼs status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit.
(b)    each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the stockholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporationʼs status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
Section 6.1.5.  Remedies Not Limited.  Subject to Section 7.7, nothing contained in this Section 6.1 shall limit the authority of the board of directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Stockholders in preserving the Corporationʼs status as a REIT.
Section 6.1.6.  Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 6.1, Section 6.2 or any definition contained herein, the board of directors shall have the power to determine the application of the provisions of this Section 6.1 or Section 6.2 with respect to any situation based on the facts known to it.  In the event Section 6.1 or Section 6.2 requires an action by the board of directors and the charter fails to provide specific guidance with respect to such action, the board of directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1 or 6.2.
Section 6.1.7.  Exceptions.
(a)    Subject to Section 6.1.1(a)(ii), the board of directors, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i)
the board of directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Personʼs Beneficial Ownership or Constructive Ownership of such Shares will violate Section 6.1.1(a)(ii);

(ii)
such Person does not and represents that it will not own, actually own or Constructively Own, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to actually own or Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the board of directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the board of directors, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(iii)
such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.1.1 through 6.1.6) will result in such Shares being automatically transferred to a Trust in accordance with Section 6.1.1(b) and Section 6.2.

(b)    Prior to granting any exception pursuant to Section 6.1.7(a), the board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case, in form and substance satisfactory to the board of directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporationʼs status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
(c)    Subject to Section 6.1.1(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.
(d)    The board of directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time; or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.
Section 6.1.8.  Increase in Aggregate Stock Ownership Limit and Common Stock Ownership Limit.  The board of directors may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit.
Section 6.1.9.  Legend.  Each certificate for Shares shall bear substantially the following legend:
The Shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer for the purpose of the Corporationʼs maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Corporationʼs charter:  (a) no Person may Beneficially Own or Constructively Own Shares of the Corporationʼs Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (b) no Person may Beneficially Own or Constructively Own Shares of the Corporation in excess of 9.8% of the value of the total outstanding Shares of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (c) no Person may Beneficially Own or Constructively Own Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (d) other than as provided in the Corporation’s charter, no Person may Transfer Shares if such Transfer would result in the Shares of the Corporation being owned by fewer than 100 Persons.  Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Shares which causes or will cause a Person to Beneficially Own or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Corporation.  If any of the restrictions on Transfer or ownership are violated, the Shares represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries.  In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.
All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares of the Corporation on request and without charge.
At the time of issue or transfer of Shares without certificates, the Corporation may send the Stockholder a written statement indicating that the Corporation will furnish information about the restrictions on transfer to the Stockholder on request and without charge. If the Corporation issues Shares with certificates, each certificate shall either contain the legend set forth above or shall state that the Corporation will furnish information about the restrictions on transfer to the Stockholder on request and without charge.
Section 6.2.  Transfer of Shares in Trust.
Section 6.2.1.  Ownership in Trust.  Upon any purported Transfer or other event described in Section 6.1.1(b) that would result in a transfer of Shares to a Trust, such Shares shall be deemed to have been Transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such Transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Trust pursuant to Section 6.1.1(b).  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.2.6.
Section 6.2.2.  Status of Shares Held by the Trustee.  Shares held by the Trustee shall be issued and outstanding Shares of the Corporation.  The Prohibited Owner shall have no rights in the shares held by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee and shall have no rights to dividends or other distributions attributable to the shares held in the Trust.
Section 6.2.3.  Distributions and Voting Rights.  The Trustee shall have all voting rights and rights to distributions with respect to Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any distribution paid prior to the discovery by the Corporation that the Shares have been transferred to the Trustee shall be paid by the recipient of such distribution to the Trustee upon demand, and any distribution authorized but unpaid shall be paid when due to the Trustee.  Any distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Trust, and, subject to Maryland law, effective as of the date that the Shares have been transferred to the Trustee, the Trustee shall have the authority with respect to the Shares held in the Trust (at the Trustee's sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the Shares have been transferred to the Trustee and (b) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VI, until the Corporation has received notification that Shares have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other Stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.
Section 6.2.4.  Sale of Shares by Trustee.  Within 20 days of receiving notice from the Corporation that Shares have been transferred to the Trust, the Trustee of the Trust shall sell the Shares held in the Trust to a Person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.1.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.2.4.  The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Trust or (b) the price per share received by the Trustee from the sale or other disposition of the Shares held in the Trust.  Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.2.4, such excess shall be paid to the Trustee upon demand.
Section 6.2.5.  Purchase Right in Shares Transferred to the Trustee.  Shares transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such Transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) or (b) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation shall have the right to accept such offer until the Trustee has sold the Shares held in the Trust pursuant to Section 6.2.4.  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.
Section 6.2.6.  Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (a) the Shares held in the Trust would not violate the restrictions set forth in Section 6.1.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 6.3.  Settlement.  Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.
Section 6.4.  Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.
Section 6.5.  Non-Waiver.  No delay or failure on the part of the Corporation or the board of directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the board of directors, as the case may be, except to the extent specifically waived in writing.
ARTICLE VII
BOARD OF DIRECTORS
Section 7.1.  Number of Directors.  The number of Directors of the Corporation shall be three.  The number of Directors of the Corporation may be increased or decreased from time to time pursuant to the bylaws but shall never be less than three.  A majority of the seats on the board of directors shall be for Independent Directors.  The Independent Directors shall nominate replacements for vacancies amongst the Independent Director positions.  No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term, except as may otherwise be provided in the terms of any Preferred Stock issued by the Corporation.  The names of the Directors who shall serve on the board until the next annual meeting of the Stockholders and until their successor are duly elected and qualified, subject to the filling of vacancies or an increase in the number of Directors prior to the next annual meeting of the Stockholders, are:
Kevin A. Shields
Gregory M. Cazel
Timothy J. Rohner
Section 7.2.  Term of Directors.  Each Director shall hold office for one year, until the next annual meeting of Stockholders and until his successor is duly elected and qualified. Directors may be elected to an unlimited number of successive terms. Nothing in this section shall prohibit a Director from being reelected by the Stockholders.
Section 7.3.  Experience.  Each Director who is not an Independent Director shall have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by the Corporation. At least one of the Independent Directors shall have three years of relevant real estate experience.
Section 7.4.  Committees.  The board may establish such committees as it deems appropriate, provided that the majority of the members of each committee are Independent Directors.
Section 7.5.  Fiduciary Obligations.  The Directors are fiduciaries of the Corporation and its Stockholders.  The Directors have a fiduciary duty to the Stockholders to supervise the relationship between the Corporation and the Advisor.

Section 7.6.  Ratification of Charter.  At or before the first meeting of the board of directors which includes Independent Directors, the board of directors and the Independent Directors shall each review and ratify the charter by majority vote.
Section 7.7.  REIT Qualification.  If the Corporation elects to qualify for federal income tax treatment as a REIT, the board of directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the board of directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the board of directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  The board of directors also may determine that compliance with any restriction or limitation on ownership and Transfers of Shares set forth in Article VI is no longer required for REIT qualification.  The determination by the board of directors that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT shall require the concurrence of two-thirds of the board of directors.
Section 7.8.  Determinations by the Board.  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the board of directors or the Independent Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: (a) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its Shares or the payment of other distributions on its Shares; (b) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (c) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (d) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; (e) the application of any provision of this charter in the case of any ambiguity, including, without limitation: (i) any provision of the definitions of any of the following: Affiliate, Independent Director and Sponsor; (ii) which amounts paid to the Advisor or its Affiliates are property-level expenses connected with the ownership of real estate interests, mortgage loans or other property, which expenses are excluded from the definition of Total Operating Expenses; and (iii) whether expenses qualify as Organization and Offering Expenses; (f) whether substantial justification exists to invest in or make a mortgage loan contemplated by Section 9.11(b) because of the presence of other underwriting criteria; and (g) any matters relating to the acquisition, holding and disposition of any assets by the Corporation.
Section 7.9.  Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, any Director, or the entire board of directors, may be removed from office at any time, but only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of Directors. At a meeting in which there is a quorum, the holders of a majority of shares can elect to remove any Director, or the entire board of directors.
Section 7.10.  Business Combination Statute. Notwithstanding any other provision of this charter or any contrary provision of law, the Maryland Business Combination Statute, found in Title 3, subtitle 6 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to any “business combination” (as defined in Section 3.601(e) of the MGCL, as amended from time to time, or any successor statute thereto) of the Corporation, and any Person, Advisor or any Affiliate of the Advisor.
Section 7.11.  Control Share Acquisition Statute. Notwithstanding any other provision of this charter or any contrary provision of law, the Maryland Control Share Acquisition Statute, found in Title 3, subtitle

7 of the MGCL, as amended from time to time, or any successor statute thereto shall not apply to any acquisition of Shares of the Corporation by any Person.
Section 7.12 Board Action with Respect to Certain Matters. A majority of the Independent Directors must approve any Board action to which the following sections of the NASAA REIT Guidelines apply: II.A., II.C., II.F., II.G., IV.A., IV.B., IV.C., IV.D., IV.E., IV.F., IV.G., V.E., V.H., V.J., VI.A., VI.B.4, and VI.G.
ARTICLE VIII
ADVISOR
Section 8.1.  Appointment and Initial Investment of Advisor.  The board of directors may appoint an Advisor to direct and/or perform the day-to-day business affairs of the Corporation.  The board of directors may exercise broad discretion in allowing the Advisor to administer and regulate the operations of the Corporation, to act as agent for the Corporation, to execute documents on behalf of the Corporation and to make executive decisions that conform to general policies and principles established by the board of directors.  The term of retention of any Advisor shall not exceed one year, although there is no limit to the number of times that a particular Advisor may be retained.  Before the Initial Public Offering of the Corporation, the Advisor shall have made the Initial Investment.  The Advisor or any such Affiliate may not sell the equity interest acquired with its Initial Investment while the Sponsor remains the sponsor to the Corporation but may transfer the interest in the Corporation acquired with its Initial Investment to its Affiliates.
Section 8.2.  Supervision of Advisor.  The board of directors shall evaluate the performance of the Advisor before entering into or renewing an Advisory Agreement, and the criteria used in such evaluation shall be reflected in the minutes of the meetings of the board of directors. The board of directors may exercise broad discretion in allowing the Advisor to administer and regulate the operations of the Corporation, to act as agent for the Corporation, to execute documents on behalf of the Corporation and to make executive decisions that conform to general policies and principles established by the board.  The Independent Directors shall determine at least annually whether the expenses incurred by the Corporation are reasonable in light of the investment performance of the Corporation, its Net Assets, its Net Income and the fees and expenses of other comparable unaffiliated REITs.  The Independent Directors shall determine, from time to time and at least annually, that the compensation to be paid to the Advisor is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by the charter.  Each such determination shall be reflected in the minutes of the meetings of the board.  The Independent Directors shall also supervise the performance of the Advisor and the compensation paid to the Advisor by the Corporation to determine that the provisions of the Advisory Agreement are being met.  Each such determination shall be based on factors such as: (a) the amount of the fee paid to the Advisor in relation to the size, composition and performance of the Corporation’s portfolio; (b) the success of the Advisor in generating opportunities that meet the investment objectives of the Corporation; (c) rates charged to other REITs and to investors other than REITs by advisors performing the same or similar services; (d) additional revenues realized by the Advisor and its Affiliates through their relationship with the Corporation, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by the Corporation or by others with whom the Corporation does business; (e) the quality and extent of service and advice furnished by the Advisor; (f) the performance of the Corporation’s portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and (g) the quality of the Corporation’s portfolio relative to the investments generated by the Advisor for its own account.  The Independent Directors may also consider all other factors that it deems relevant, and its findings on each of the factors considered shall be recorded in the minutes of the board of directors.  The Corporation may not enter into, renew or amend the Advisory Agreement without the approval (by majority vote) of the Independent Directors.  The board shall determine whether any successor Advisor possesses sufficient qualifications to perform the advisory function for the Corporation and whether the compensation provided for in its Advisory Agreement with the Corporation is justified.
Section 8.3.  Fiduciary Obligations.  The Advisor is a fiduciary of the Corporation and its Stockholders.
Section 8.4.  Termination.  Either the Independent Directors (by majority vote) or the Advisor may terminate the Advisory Agreement on 60 days written notice without cause or penalty, and, in such event, the Advisor will cooperate with the Corporation and the board of directors in making an orderly transition of the advisory function.
Section 8.5.  Disposition Fee on Sale of Property.  If the Advisor or a Director or Sponsor or any Affiliate thereof provides a substantial amount of the services in the effort to sell the property of the Corporation, that Person may receive an amount up to the lesser of one-half of the Competitive Real Estate Commission or an amount equal to 3% of the sales price of such property or properties; provided, however, that the amount paid when added to all other real estate commissions paid to unaffiliated parties in connection with such sale shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the sales price of such property or properties.
Section 8.6.  Incentive Fees.  An interest in the gain from the sale of assets of the Corporation (as opposed to real estate commissions, which are the subject of Section 8.5) may be paid to the Advisor or an entity affiliated with the Advisor provided that (a) the interest in the gain must be reasonable, and (b) if multiple Advisors are involved, incentive fees must be distributed by a proportional method reasonably designed to reflect the value added to the Corporation’s assets by each respective Advisor and its Affiliates.  Such an interest in gain from the sale of assets of the Corporation shall be considered presumptively reasonable if it does not exceed 15% of the balance of such net proceeds remaining after payment to Common Stockholders, in the aggregate, of an amount equal to 100% of the original issue price of the Common Stock, plus an amount equal to 6% of the original issue price of the Common Stock per annum cumulative.  Distribution of incentive fees to the Advisor or an entity affiliated with the Advisor in proportion to the length of time served as Advisor while such property was held by the Corporation or in proportion to the fair market value of the asset at the time of the Advisor’s termination and the fair market value of the asset upon its disposition by the Corporation shall be considered reasonable methods by which to apportion incentive fees.  For purposes of this Section 8.6, the original issue price of the Common Stock shall be reduced by prior cash distributions to Common Stockholders of net proceeds from the sale of assets of the Corporation.
Section 8.7.  Acquisition Fees.  The Corporation’s combined Acquisition Fees and Acquisition Expenses shall be reasonable and shall not exceed 6% of the Contract Purchase Price or, in the case of a mortgage loan, 6% of the funds advanced, unless a majority of the Directors (including a majority of the Independent Directors) approve the Acquisition Fees and Acquisition Expenses and determine the transaction to be commercially competitive, fair and reasonable to the Corporation.  The Corporation may pay Acquisition Fees and Acquisition Expenses in advance of acquisitions provided that the method of allocating such Acquisition Fees and Acquisition Expenses to subsequent property or mortgage investments for purposes of the limit set forth in the preceding sentence has been approved by the Independent Directors.
Section 8.8.  Reimbursement for Total Operating Expenses.  Commencing four fiscal quarters after the Corporation’s acquisition of its first real estate asset, the Independent Directors shall have the fiduciary responsibility of limiting Total Operating Expenses to amounts that do not exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for the 12 months then ended unless it has made a finding that, based on unusual and non-recurring factors that it deems sufficient, a higher level of expenses (an “Excess Amount”) is justified.  Any such finding and the reasons in support thereof shall be reflected in the minutes of the meetings.  After the end of any fiscal quarter of the Corporation for which there is an Excess Amount for the 12 months then ended, such fact shall be disclosed in writing and sent to the Common Stockholders within 60 days of such quarter-end (or shall be disclosed to the Common Stockholders in the next quarterly report of the Corporation), together with an explanation of the factors the Independent Directors considered in determining that such Excess Amount was justified.  In the event that the Independent Directors do not determine that excess expenses are justified (and therefore deemed excessive), the Advisor shall reimburse the Corporation at the end of the 12-month period the amount by which the aggregate annual expenses paid or incurred by the Corporation exceeded the 2%/25% Guidelines.
Section 8.9.  Corporate Opportunities.  For so long as the Corporation is externally advised by the Advisor, the Corporation has no interest in any opportunity known to the Advisor or an Affiliate thereof unless it has been recommended to the Corporation by the Advisor.  The preceding sentence shall be of no consequence except in connection with the application of the corporate opportunity doctrine.
ARTICLE IX
INVESTMENT OBJECTIVES AND LIMITATIONS
Section 9.1.  Investment Objectives.  The board of directors shall establish written policies on investments and borrowing and shall monitor the administrative procedures, investment operations and performance of the Corporation and the Advisor to assure that such policies are carried out.  The Independent Directors shall review the investment policies of the Corporation with sufficient frequency (not less often than annually) to determine that the policies being followed by the Corporation are in the best interests of the Common Stockholders.  Each such determination and the basis therefore shall be set forth in the minutes of the meetings of the board of directors.
Section 9.2.  Approval of Acquisitions.  The Corporation may not purchase any property without the approval of a majority of the board of directors or the approval of a majority of a committee of the board, provided that the members of the committee approving the transaction would also constitute a majority of the board.  The consideration paid for any property acquired by the Corporation will ordinarily be based on the fair market value of such property as determined by a majority of the Directors. In cases in which a majority of the Independent Directors so determine, and in all cases in which assets are acquired from our Advisor, Directors, Sponsor, or Affiliates thereof, such fair market value shall be as determined by an Independent Expert selected by the Independent Directors.
Section 9.3.  Limitations on Sales to Affiliates.  The Corporation shall not transfer or lease assets to a Sponsor, the Advisor, a Director or an Affiliate thereof unless approved pursuant to Section 10.2 herein.
Section 9.4.  Limitations on Joint Ventures.  The Corporation shall not invest in a Joint Venture or Equity Securities unless a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable.  The Corporation shall not invest in a Joint Venture with the Sponsor, Advisor, a Director or any Affiliate thereof unless a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approves the transaction as being fair and reasonable to the Corporation and the transaction is on substantially the same terms and conditions as those received by the other joint venturers.
Section 9.5.  Limitations on Other Transactions Involving Affiliates.  A majority of Directors (including a majority of Independent Directors) not otherwise interested in such transactions must conclude that all other transactions between the Corporation and a Sponsor, the Advisor, a Director or an Affiliate

thereof are fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from unaffiliated third parties.
Section 9.6.  Limitations on the Repurchase of Shares.  The board may establish, from time to time, a program or programs by which the Corporation voluntarily repurchases shares from its Stockholders; provided, however, that such repurchase does not impair the capital or operations of the corporation. The Corporation may not pay a fee to the Advisor, a Sponsor, a Director or an Affiliate thereof in connection with the Corporation’s repurchase of Shares.
Section 9.7.  Limitations on Loans.  The Corporation will not make any loans to a Sponsor, the Advisor, a Director or an Affiliate thereof except (a) as provided in Section 9.11 or (b) to wholly owned subsidiaries (directly or indirectly) of the Corporation.  The Corporation will not borrow from such parties unless a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to the Corporation than comparable loans between unaffiliated parties.  These restrictions on loans apply to advances of cash that are commonly viewed as loans, as determined by the board of directors.  By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit the Corporation’s ability to advance reimbursable expenses incurred by Directors or officers or the Advisor or its Affiliates.
Section 9.8.  Limitations on Leverage.  The aggregate borrowings of the Corporation, secured and unsecured, shall be reviewed by the board of directors at least quarterly.  The maximum amount of such borrowings in relation to the Net Assets shall not exceed 300% in the absence of a satisfactory showing that a higher level of borrowings is appropriate.  Any excess in borrowings over such 300% level shall be approved by the Independent Directors (by majority vote) and disclosed to the Common Stockholders in the next quarterly report of the Corporation, along with justification for such excess.
Section 9.9.  Limitations on the Issuance of Options and Warrants.
(a)    The Corporation shall not issue options or warrants to purchase Shares (i) with an exercise price that is less than the fair market value of such Shares on the date of grant or (ii) for consideration (which may include services) that the Independent Directors conclude (by majority vote) has a fair market value that is less than the value of such option or warrant on the date of grant.
(b)    The Corporation shall not issue options or warrants to purchase Shares to the Advisor, a Sponsor, a Director or an Affiliate thereof (i) on terms more favorable than the Corporation offers such options or warrants to the general public or (ii) in excess of an amount equal to 10% of the outstanding Shares on the date of grant.
Section 9.10.  Limitations on Investments in Commodities Contracts.  The Corporation may not invest in commodities or commodity futures contracts, except for futures contracts used solely for the purpose of hedging in connection with the ordinary business of investing in real estate assets and mortgages.
Section 9.11.  Limitations Regarding Mortgage Loans.  The Corporation may not make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency.  In cases in which the Independent Directors (by majority vote) so determine, and in all cases in which the transaction is with the Advisor, a Director, a Sponsor or an Affiliate thereof, such an appraisal must be obtained from an Independent Expert concerning the underlying property.  The Corporation shall keep the appraisal for at least five years and make it available for inspection and duplication by any Common Stockholder.  The Corporation shall obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title.  Further, the Advisor and the board of directors shall observe the following policies in connection with investing in or making mortgage loans:
(a)    The Corporation shall not invest in real estate contracts of sale, otherwise known as land sale contracts, unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.
(b)    The Corporation shall not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including the loans of the Corporation, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless the board determines that a substantial justification exists because of the presence of other underwriting criteria.  For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the property, including the loans of the Corporation,” shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.
(c)    The Corporation may not make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of the Advisor, a Sponsor, a Director or an Affiliate of the Corporation.
Section 9.12.  Limitations on Investments in Unimproved Real Property.  The Corporation may not make investments in Unimproved Real Property or mortgage loans on Unimproved Real Property in excess of 10% of the Corporation’s total assets.
Section 9.13.  Limitations on Issuances of Securities.  The Corporation may not (a) issue Equity Securities on a deferred payment basis or other similar arrangement, (b) issue debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to service that higher level of debt as determined by the board of directors or a duly authorized executive officer of the Corporation, (c) issue Equity Securities that are assessable after receipt by the Corporation of the consideration for which the board authorized their issuance, or (d) issue Equity Securities redeemable solely at the option of the holder, which restriction has no affect on the Corporation’s ability to implement a share redemption program.  The Corporation may issue shares of Preferred Stock with voting rights; provided that, when a privately issued share of Preferred Stock is entitled to vote on a matter with the holders of shares of Common Stock, the relationship between the number of votes per such share of Preferred Stock and the consideration paid to the Corporation for such share shall not exceed the relationship between the number of votes per any publicly offered share of Common Stock and the book value per outstanding share of Common Stock.  Nothing in this Section 9.13 is intended to prevent the Corporation from issuing Equity Securities pursuant to a plan whereby the commissions on the sales of such securities are in whole or in part deferred and paid by the purchaser thereof out of future distributions on such securities or otherwise.
Section 9.14.  Limitations on Roll-Up Transactions.  In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Expert. The assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a 12-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and its Stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Stockholders in connection with a proposed Roll-Up Transaction. If the appraisal will be included in a Prospectus used to offer the securities of the Roll-Up Entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to each Common Stockholder who votes against the proposed Roll-Up Transaction the choice of:
(a)    accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or
(b)    one of the following:

(i)	remaining as a Common Stockholder of the Corporation and preserving its interests therein on the same terms and conditions as existed previously; or

(ii)	receiving cash in an amount equal to the Stockholder’s pro rata share of the appraised value of the Net Assets of the Corporation.
The Corporation is prohibited from participating in any proposed Roll-Up Transaction:
(A)    that would result in the Common Stockholders having voting rights in a Roll-Up Entity that are less than the rights set forth in Article XI hereof;
(B)    that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor;
(C)    in which investors’ rights of access to the records of the Roll-Up Entity will be less than those described in Section 11.5 and Section 11.6 hereof; or
(D)    in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is not approved by the Common Stockholders.
ARTICLE X
CONFLICTS OF INTEREST
Section 10.1.  Sales and Leases to the Corporation. The Corporation may purchase or lease an asset or assets from the Sponsor, the Advisor, a Director, or any Affiliate thereof upon a finding by a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction that such transaction is fair and reasonable to the Corporation and at a price to the Corporation no greater than the cost of the asset to such Sponsor, Advisor, Director or Affiliate, or, if the price to the Corporation is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event shall the purchase price of any property to the Corporation exceed its current appraised value.
Section 10.2.   Sales and Leases to the Sponsor, Advisor, Directors or Affiliates . An Advisor, Sponsor, Director or Affiliate thereof may purchase or lease assets from the Corporation only if a majority of Directors

(including a majority of Independent Directors) not otherwise interested in the transaction determines that the transaction is fair and reasonable to the Corporation.
Section 10.3.  Other Transactions.
(a)    No goods or services will be provided by the Advisor or its Affiliates to the Corporation unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approves such transaction as fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from unaffiliated third parties.
(b)    The Corporation shall not make loans to the Sponsor, Advisor, Directors or any Affiliates thereof except mortgage loans pursuant to Section 9.11 hereof or loans to wholly owned subsidiaries of the Corporation. The Sponsor, Advisor, Directors and any Affiliates thereof shall not make loans to the Corporation, or to Joint Ventures in which the Corporation is a co-venturer, unless approved by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Corporation than comparable loans between unaffiliated parties.
Section 10.4.  Conflict Resolution Procedures. In the event that an investment opportunity becomes available that is suitable for both the Corporation and a public or private entity with which the Advisor or its Affiliates are affiliated, for which both entities have sufficient uninvested funds, then the entity that has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. An investment opportunity will not be considered suitable for an entity if the 2%/25% Guidelines could not be satisfied if the entity were to make the investment. In determining whether or not an investment opportunity is suitable for more than one entity, the board of directors and the Advisor will examine such factors, among others, as the cash requirements of each entity, the effect of the acquisition both on diversification of each entity's investments by type of property and geographic area and on diversification of the tenants of its properties, the policy of each entity relating to leverage of properties, the anticipated cash flow of each entity, the income tax effects of the purchase to each entity, the size of the investment and the amount of funds available to each program and the length of time such funds have been available for investment. If a subsequent development, such as a delay in the closing of the acquisition of such investment or a delay in the construction of a property, causes any such investment, in the opinion of the board of directors and the Advisor, to be more appropriate for an entity other than the entity that committed to make the investment, the Advisor may determine that the other entity affiliated with the Advisor or its Affiliates will make the investment. It shall be the duty of the board of directors, including the Independent Directors, to ensure that the method used by the Advisor for the allocation of the acquisition of investments by two or more affiliated programs seeking to acquire similar types of assets is applied fairly to the Corporation.
ARTICLE XI
STOCKHOLDERS
Section 11.1.  Meetings of Stockholders.  There shall be an annual meeting of the Stockholders, to be held at such time and place as shall be determined by or in the manner prescribed in the bylaws, at which the Directors shall be elected and any other proper business may be conducted.  The annual meeting will be held on a date that is a reasonable period of time following the distribution of the Corporation’s annual report to Stockholders but not less than 30 days after delivery of such report; the board of directors and the Independent Directors shall take reasonable efforts to ensure that this requirement is met.  Stockholders holding a majority of the shares present in person or by proxy at an annual meeting of Stockholders at which a quorum is present may, without the necessity for concurrence by the board, vote to elect the Directors.  The presence in person or by proxy of Stockholders entitled to cast fifty percent (50%) of all the votes entitled to be cast at the meeting constitutes a quorum.  Special meetings of Stockholders may be called in the manner provided in the bylaws, including by the president or by a majority of the Directors or a majority of the Independent Directors, and shall be called by an officer of the Corporation upon written request of Common Stockholders holding in the aggregate not less than 10% of the outstanding shares entitled to be cast on any issue proposed to be considered at any such special meeting.  Upon receipt of a written request stating the purpose of such special meeting, the Advisor shall provide all Stockholders within 10 days of receipt of said request notice, whether in person or by mail, of a special meeting and the purpose of such special meeting to be held on a date not less than 15 days nor more than 60 days after the delivery of such notice.  If the meeting is called by written request of Stockholders as described in this Section 11.1, the special meeting shall be held at the time and place specified in the Stockholder request; provided, however, that if none is so specified, at such time and place convenient to the Stockholders.
Section 11.2.  Extraordinary Actions.  Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.
Section 11.3.  Voting Rights of Stockholders.  The concurrence of the board shall not be required in order for the Stockholders to remove Directors or to amend the charter or dissolve the corporation.  Without the approval of a majority of the shares entitled to vote on the matter, the board of directors may not: (a) amend the charter to adversely affect the rights, preferences and privileges of the Common Stockholders; (b) amend charter provisions relating to Director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions; (c) liquidate or dissolve the Corporation other than before the initial investment in a property; (d) sell all or substantially all of the Corporation’s assets other than in the ordinary course of the Corporation’s business; or (e) cause the merger or other reorganization of the Corporation.
Section 11.4.   Voting Limitations on Shares Held by the Advisor, Directors and Affiliates .  With respect to shares of Common Stock owned by the Advisor, a Director, or any Affiliate thereof, such Advisor, Director or Affiliate may not vote or consent on matters submitted to the Stockholders regarding (a) the removal of such Advisor, Director or any of its Affiliates or (b) any transaction between the Corporation and any such Advisor, Director or any of its Affiliates.  To the extent permitted by the MGCL, in determining the requisite percentage in interest of shares necessary to approve a matter on which the Advisor, a Director and any of their Affiliates may not vote or consent, any shares owned by any of them shall not be included.
Section 11.5.  Right of Inspection.  Any Stockholder and any designated representative thereof shall be permitted access to the records of the Corporation at all reasonable times and may inspect and copy any such records for a reasonable charge.  The books and records will be made available at the Corporationʼs home office within seven days after a request from a Stockholder or any designated representative thereof. Inspection of the Corporation’s books and records by the office or agency administering the securities laws of a jurisdiction shall be permitted upon reasonable notice and during normal business hours.
Section 11.6.  Access to Stockholder List.  An alphabetical list of the names, addresses and telephone numbers of the Common Stockholders of the Corporation, along with the number of Shares held by each of them (the “Stockholder List”), shall be maintained as part of the books and records of the Corporation and shall be available for inspection by any Common Stockholder or the Stockholder’s designated agent at the home office of the Corporation upon the request of the Common Stockholder.  The Stockholder List shall be updated at least quarterly to reflect changes in the information contained therein.  A copy of such list shall be mailed to any Common Stockholder so requesting within 10 days of receipt by the Corporation of the request.  The copy of the Stockholder List shall be printed in alphabetical order, on white paper and in a readily readable type size (in no event smaller than 10-point type).  The Corporation may impose a reasonable charge for expenses incurred in reproduction pursuant to the Stockholder request.  A Common Stockholder may request a copy of the Stockholder List in connection with matters relating to Stockholders’ voting rights, the exercise of Stockholder rights under federal proxy laws or for any other proper and legitimate purpose.  If the Advisor or the board neglects or refuses to exhibit, produce or mail a copy of the Stockholder List as requested, the Advisor and/or the board, as the case may be, shall be liable to any Common Stockholder requesting the list for the costs, including reasonable attorneys’ fees incurred by that Stockholder for compelling the production of the Stockholder List and for actual damages suffered by any Common Stockholder by reason of such refusal or neglect.  It shall be a defense that the actual purpose and reason for the request for inspection or for a copy of the Stockholder List is to secure such list of Stockholders or other information for the purpose of selling such list or copies thereof or using the same to solicit the acquisition of shares of Common Stock or for another commercial purpose other than in the interest of the applicant as a Stockholder relative to the affairs of the Corporation.  The Corporation may require the Stockholder requesting the Stockholder List to represent that the list is not requested for a commercial purpose unrelated to the Stockholder’s interest in the Corporation.  The rights provided hereunder to Stockholders requesting copies of the Stockholder List are in addition to and shall not in any way limit other rights available to stockholders under federal law or the laws of any state.
Section 11.7.  Reports.  The Corporation shall cause to be prepared and mailed or delivered to each Common Stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Corporation within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the Initial Public Offering of its securities that shall include: (a) financial statements prepared in accordance with generally accepted accounting principles that are audited and reported on by independent certified public accountants; (b) the ratio of the costs of raising capital during the period to the capital raised; (c) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any Affiliate of the Advisor by the Corporation, including fees or charges paid to the Advisor and any Affiliate of the Advisor by third parties doing business with the Corporation; (d) the Total Operating Expenses of the Corporation, stated as a percentage of Average Invested Assets and as a percentage of its Net Income; (e) a report from the Independent Directors that the policies being followed by the Corporation are in the best interests of its Common Stockholders and the basis for such determination; and (f) separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving the Corporation and the Advisor, Sponsor, a Director or any Affiliate thereof occurring in the year for which the annual report is made, and the Independent Directors shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions.  Alternatively, such information may be provided in a proxy statement delivered with the annual report.  The board of directors, including the Independent Directors, shall take reasonable steps to ensure that the requirements of this Section 11.7 are met.
Section 11.8.  Rights of Objecting Stockholders.  Holders of Shares shall not be entitled to exercise any rights of an objecting Stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the board, upon the affirmative vote of a majority of the entire board, shall determine that such rights shall apply, with respect to all or any classes or series of Stock, to a particular transaction or all transactions occurring after the date of such approval in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

Section 11.9.  Liability of Stockholders.  The shares of Common Stock of the Corporation shall be non-assessable by the Corporation upon receipt by the Corporation of the consideration for which the board of directors authorized their issuance.
ARTICLE  XII
LIABILITY OF DIRECTORS,
OFFICERS, ADVISORS AND OTHER AGENTS
Section 12.1.  Limitation of Director and Officer Liability.  Except as prohibited by the restrictions provided in Section 12.3, no Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages.  Neither the amendment nor repeal of this Section 12.1, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Section 12.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
Section 12.2.  Indemnification.
(a)    Except as prohibited by the restrictions provided in Section 12.2(b), Section 12.3 and Section 12.4, the Corporation shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to: (i) any individual who is a present or former Director or officer of the Corporation; (ii) any individual who, while a Director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity; or (iii) the Advisor or any of its Affiliates acting as an agent of the Corporation.  Except as provided in Section 12.2(b), Section 12.3 and Section 12.4, the Corporation shall have the power with the approval of the board of directors to provide such indemnification and advancement of expenses to any employee or agent of the Corporation or any employee of the Advisor or any of the Advisor’s Affiliates acting as an agent of the Corporation.
(b)    Notwithstanding the foregoing, the Corporation shall not indemnify the Directors or the Advisors or its Affiliates or any Person acting as a broker-dealer for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Corporation were offered or sold as to indemnification for violations of securities laws.

(c)    No amendment of the charter or repeal of any of its provisions shall limit or eliminate the right of indemnification or advancement of expenses provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.
Section 12.3.  Limitation on Liability and Indemnification.  Notwithstanding the foregoing, the Corporation shall not provide for indemnification of the Directors or the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Corporation, unless all of the following conditions are met:
(a)    The Directors or the Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation;
(b)    The Directors or the Advisor or its Affiliates were acting on behalf of or performing services for the Corporation;
(c)    Such liability or loss was not the result of:

(i)	negligence or misconduct by the Directors (excluding the Independent Directors) or the Advisor or its Affiliates; or

(ii)	gross negligence or willful misconduct by the Independent Directors; and
(d)    Such indemnification  or agreement to hold harmless is recoverable only out of the Corporation’s Net Assets and not from its stockholders.
Section 12.4.  Limitation on Payment of Expenses.  The Corporation shall pay or reimburse reasonable legal expenses and other costs incurred by the Directors or the Advisors or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the MGCL) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation; (b) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and (c)  the Directors or the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.
ARTICLE XIII
AMENDMENT
Subject to Section 11.3, the Corporation reserves the right from time to time to make any amendment to the charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding Stock.
ARTICLE XIV
GOVERNING LAW
Section 14.1.  Governing Law.  The rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof; provided, however, that to the extent that the MGCL conflicts with the provisions set forth in the NASAA REIT Guidelines and the Corporation is subject to NASAA REIT Guidelines, the NASAA REIT Guidelines control to the extent any provisions of the MGCL are not mandatory.  Determinations regarding the existence of any such conflict between the NASAA REIT Guidelines and the provisions of the MGCL shall be made by the board of directors in accordance with the provisions of Section 14.2 hereof.
Section 14.2  Provisions in Conflict with Law or Regulations.
(a)    The provisions of this charter are severable, and if the board of directors shall determine that any one or more of such provisions are in conflict with the REIT provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of this charter, even without any amendment of this charter pursuant to Article XIII hereof; provided, however, that such determination by the board of directors shall not affect or impair any of the remaining provisions of this charter or render invalid or improper any action taken or omitted prior to such determination. No Director shall be liable for making or failing to make such a determination.
(b)    If any provision of this charter shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this charter in any jurisdiction.
THIRD:  The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the Stockholders of the Corporation as required by law.
FOURTH:  The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article III of the foregoing amendment and restatement of the charter.
FIFTH:  The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.
SIXTH:  The number of Directors of the Corporation and the names of those currently in office are as set forth in Section 7.1 of the foregoing amendment and restatement of the charter.
SEVENTH: The total number of Shares which the Corporation had authority to issue immediately prior to this amendment was 30,000 Shares, par value $0.001 per share, all of one (1) class. The aggregate par value of all shares of stock having par value was $30. The total number of Shares which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 900,000,000 Shares, of which (i) 700,000,000 Shares shall be designated Common Stock, $0.001 per value per share, of which 350,000,000 Shares shall be designated as Class A Common Stock and of which 350,000,000 Shares shall be designated Class C Common Stock, and (ii) 200,000,000 Shares shall be designated Preferred Stock, par value $0.001 per share. The aggregate value of all authorized Shares having par value is $900,000.
EIGHTH:  The undersigned President acknowledges the foregoing amendment and restatement of the charter to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Griffin Capital Essential Asset REIT II, Inc. has caused the foregoing first articles of amendment and restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this ____ day of ___________, 2014.

ATTEST:	GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

By:	By:
Mary P. Higgins	Kevin A. Shields
Secretary	Chief Executive Officer